UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/20/2006

HUTTIG BUILDING PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14982

DE	43-0334550
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

555 Maryville University Drive, Suite 240, St. Louis, MO 63141
(Address of principal executive offices, including zip code)

314-216-2600
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 20, 2006, Huttig Building Products, Inc. (the "Company") and each of its subsidiaries entered into a new five-year $160 million asset-based senior secured revolving credit facility (the "GECC Facility") with General Electric Capital Corporation ("GECC"), as agent and lender, and GE Capital Financial, Inc. ("GECF"), as a letter of credit issuer. The size of the facility can be increased by up to an additional $40 million, subject to certain conditions.

The initial borrowing availability under the GECC Facility is based on eligible inventory and accounts receivable. The Company has a right to add a real estate component in the future to increase borrowing availability. The GECC Facility is secured by a lien on substantially all of the Company's assets.

The interest rate under the GECC Facility is the LIBOR rate plus a LIBOR margin of 100 to 175 basis points, depending on the amount of excess availability. At closing, the LIBOR margin was 100 basis points.

The GECC Facility contains only one financial covenant - the minimum fixed charge coverage ratio. The Company is required to comply with this covenant only when excess borrowing availability is less than $25 million and on a pro forma basis prior to consummation of certain significant business transactions and prior to increasing the size of the facility.

The GECC Facility also contains customary restrictive covenants for credit facilities of this type relating to the operations and management of the Company, including limitations on indebtedness, liens, investments, mergers and acquisitions, dispositions of assets, cash dividends and transactions with affiliates. The GECC Facility provides for customary events of default, including the failure to pay principal, interest or fees when due, the failure to comply with covenants, the occurrence of an uncured default under other agreement involving indebtedness in excess of $1 million, the inaccuracy in any material respect when made of any representation or warranty made by the Company or any of its subsidiaries, the commencement of certain insolvency or receivership events affecting the Company or any of its subsidiaries and the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the Company under the GECC Facility may be declared immediately due and payable.

Other than the GECC Facility itself, there is no material relationship between the Company and GECC or GECF, except that the Company leases certain items of equipment from GECC.

The foregoing is a summary of the material terms and conditions of the GECC Facility and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the GECC Facility, which will be filed with the Securities and Exchange Commission in accordance with Item 601 of Regulation S-K.

A copy of the press release announcing the closing the GECC Facility and the termination of the LaSalle Facility (as defined below) is attached hereto as Exhibit 99.1.

Item 1.02.    Termination of a Material Definitive Agreement

On October 20, 2006, in connection with the closing of the GECC Facility, the Company terminated its existing credit agreement with LaSalle Bank National Association ("LaSalle"), as administrative agent, and the lenders party thereto (the "LaSalle Facility"), which was scheduled to mature in September 2009. The LaSalle Facility provided for a revolving credit commitment of $130 million and a term loan, which had a balance of $21.4 million on October 20, 2006. The Company used the proceeds from the GECC Facility to repay in full the LaSalle Facility, consisting of $43.4 million in revolving credit borrowings and the $21.4 million balance on the term loan.

The interest rate under the LaSalle Facility was the LIBOR rate plus a margin of 100 to 200 basis points, depending on levels of certain financial ratios. At the time of closing of the GECC Facility, the LIBOR margin was 175 basis points.

The Company terminated the LaSalle Facility because the new GECC Facility provided increased borrowing availability, a lower interest rate and reduced financial covenant monitoring.

Upon termination of the LaSalle Facility, approximately $1.1 million of unamortized costs associated with that facility were written off.

In addition, the Company terminated an interest rate swap agreement with LaSalle, scheduled to mature in September 2009, which was used to hedge interest rate risks related to the term loan portion of the LaSalle Facility. The termination of the swap agreement resulted in a cash gain of approximately $0.6 million.

Other than the LaSalle Facility itself, there is no material relationship between the Company and LaSalle or the other lenders party thereto, except that LaSalle issues commercial charge cards to officers and employees of the Company, LaSalle has issued letters of credit to support the Company's workers compensation insurance program which letters of credit are currently outstanding and, from time to time, the Company conducts banking business with some of the other lenders.

A copy of the press release announcing the closing the GECC Facility and the termination of the LaSalle Facility is attached hereto as Exhibit 99.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits

       99.1 Press release dated October 23, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTTIG BUILDING PRODUCTS, INC.

Date: October 26, 2006	By:	/s/ David L. Fleisher
David L. Fleisher
Vice President, Chief Financial Officer & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated October 23, 2006.